EXHIBIT NO. EX-99.j.1

CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated January 22, 2008, relating to the financial statements and financial highlights which appear in the November 30, 2007 Annual Reports to shareholders of Dimensional Investment Group Inc, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights”, “Independent Registered Public Accounting Firm”, “Officers”, “Disclosure of Portfolio Holdings”, and “Financial Statements” in such Registration Statement.

PricewaterhouseCoopers LLP

Philadelphia, PA

March 28, 2008